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                                                                    Exhibit 12.1

                                 Six Flags, Inc.
Computation of Ratio of Earnings to Fixed Charges For each of the Years in the 5-Year Period Ended December 31,2000

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                                                                                        THREE MONTHS
                                                  YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                                          ----------------------------------------  --------------------
                                           1996   1997    1998     1999     2000      2000       2001
                                          ------ ------ --------  -------  -------  ---------  ---------
EARNINGS:

Income (loss) before extraordinary loss   1,765  14,099   35,628  (19,230) (51,959) (113,892) (122,451)
Income tax expense (benefit)              1,497   9,615   40,716   24,460    5,622   (63,116)  (67,976)
Interest expense                         11,121  17,775  149,820  193,965  232,336    55,360    58,973
Equity in loss (income) or partnerships      78      59  (24,054) (26,180) (11,833)   14,115    14,376
Distributions received from equity
    investees                                --      --   19,931   17,656   33,531        --        --
Minority interest in earnings                --      --      960      100       --        --        --
1/3 of rental expense                       405     743    2,639    3,500    3,091       500       600
                                         ------  ------  -------  -------  -------  --------  --------
Adjusted earnings                        14,866  42,291  225,640  194,271  210,788   107,033   116,478
                                         ======  ======  =======  =======  =======  ========  ========

FIXED CHARGES

Interest expense                         11,121  17,775  149,820  193,965  232,336    55,360    58,973
1/3 of rental expense                       405     743    2,639    3,500    3,091       500       600
                                         ------  ------  ------- --------  -------  --------  --------
Total fixed charges                      11,526  18,518  152,459  197,465  235,427    55,860    59,573
                                         ======  ======  ======= ========  =======  ========  ========

Ratio of earnings to fixed charges          1.3     2.3      1.5      1.0      0.9       N/A       N/A


Deficiency                                                          3,194   24,639   162,893   176,051
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